                                                                    EXHIBIT 10.1


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                UTI ENERGY CORP.,

                             NDS ACQUISITION CORP.,

                     NORTON DRILLING SERVICES, INC. ("NDS")

                       AND THE PRIMARY STOCKHOLDERS OF NDS

                           DATED AS OF APRIL 26, 1999

                                TABLE OF CONTENTS

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                                                                                                     Page
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                                    ARTICLE I
THE MERGER

   1.1    The Merger; Effective Time of the Merger......................................................1
   1.2    Closing.......................................................................................2
   1.3    Effects of the Merger.........................................................................2

                                   ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

   2.1    Effect on Capital Stock.......................................................................2
          (a)  Stock of  Sub............................................................................2
          (b)  Cancellation of Treasury Stock and Related Party Stock...................................3
          (c)  Exchange Ratio for NDS Common Stock......................................................3
          (d)  Conversion of Stock Options..............................................................4
          (e)  Adjustment of Conversion Number..........................................................4
   2.2    Exchange of Certificates......................................................................4
          (a)  Exchange Procedures......................................................................4
          (b)  Distributions with Respect to Shares Prior to Exchange of Certificates...................5
          (c)  No Further Ownership Rights in NDS Common Stock..........................................5
          (d)  No Fractional Shares.....................................................................6
          (e)  No Liability.  ..........................................................................6

                                   ARTICLE III
REPRESENTATIONS AND WARRANTIES

   3.1    Representations and Warranties of NDS........................................................7
          (a)  Organization, Standing and Power........................................................7
          (b)  Capital Structure.......................................................................7
          (c)  Authority; No Violations; Consents and Approvals........................................8
          (d)  SEC Documents..........................................................................10
          (e)  Information Supplied...................................................................11
          (f)  Absence of Certain Changes or Events...................................................12
          (g)  No Undisclosed Material Liabilities....................................................12
          (h)  No Default.............................................................................13
          (i)  Compliance with Applicable Laws........................................................13
          (j)  Litigation.............................................................................13
          (k)  Taxes..................................................................................14
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

          (l)  Employee Matters; ERISA................................................................16
          (m)  Labor Matters..........................................................................19
          (n)  Intangible Property....................................................................20
          (o)  Environmental Matters..................................................................21
          (p)  Opinion of Financial Advisor...........................................................23
          (q)  State Takeover Statutes; Vote Required.................................................23
          (r)  Intentionally Omitted..................................................................24
          (s)  Intentionally Omitted..................................................................24
          (t)  Insurance..............................................................................24
          (u)  Brokers................................................................................24
          (v)  Material Contracts and Agreements......................................................24
          (w)  Title to Properties....................................................................25
          (x)  Representations Relating to Sunny Plants, Inc. and Lobell Corporation .................26
   3.2    Representations and Warranties of UEC and Sub...............................................26
          (a)  Organization, Standing and Power.......................................................26
          (b)  Capital Structure......................................................................26
          (c)  Authority; No Violations, Consents and Approvals.......................................27
          (d)  SEC Documents..........................................................................28
          (e)  Information Supplied...................................................................29
          (f)  Absence of Certain Changes or Events...................................................29
          (g)  No Undisclosed Material Liabilities....................................................30
          (h)  Litigation.............................................................................30
          (i)  No Vote Required.......................................................................30
          (j)  Material Contracts and Agreements......................................................30
          (k)  Broker Fees............................................................................30

                                   ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS OF NDS
   4.1    Conduct of Business by NDS Pending the Merger...............................................31
          (a)  Ordinary Course........................................................................31
          (b)  Dividends; Changes in Stock............................................................31
          (c)  Issuance of Securities.................................................................31
          (d)  Governing Documents....................................................................32
          (e)  No Acquisitions........................................................................32
          (f)  No Dispositions........................................................................32
          (g)  No Dissolution, Etc....................................................................32
          (h)  Certain Employee Matters...............................................................32
          (i)  Indebtedness; Leases; Capital Expenditures.............................................33
          (j)  Taxes..................................................................................34
          (k)  Accounting.............................................................................34
   4.2    No Solicitation.............................................................................34


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
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                                   ARTICLE V
ADDITIONAL AGREEMENTS
   5.1    Access to Information.......................................................................36
   5.2    NDS Stockholders' Meeting...................................................................37
   5.3    Legal Conditions to Merger..................................................................37
   5.4    Intentionally Omitted.......................................................................37
   5.5    Stock Options...............................................................................37
   5.6    Indemnification; Directors' and Officers' Insurance.........................................38
   5.7    Agreement to Defend.........................................................................39
   5.8    Intentionally Omitted.......................................................................39
   5.9    Public Announcements........................................................................39
   5.10   Other Actions...............................................................................39
   5.11   Advice of Changes; SEC Filings..............................................................39
   5.12   Reorganization..............................................................................39
   5.13   Intentionally Omitted.......................................................................40
   5.14   Letter of NDS's Accountants.................................................................40
   5.15   Stock Options...............................................................................40
   5.16   Other Benefits..............................................................................40
   5.17   Employment Agreements.......................................................................40

                                   ARTICLE VI
CONDITIONS PRECEDENT
   6.1    Conditions to Each Party's Obligation to Effect the Merger..................................41
          (a)  NDS Stockholder Approval...............................................................41
          (b)  AMEX Listing...........................................................................41
          (c)  Other Approvals........................................................................41
          (d)  S-4....................................................................................41
          (e)  No Injunctions or Restraints...........................................................41
   6.2    Conditions of Obligations of UEC and Sub....................................................42
          (a)  Representations and Warranties.........................................................42
          (b)  Performance of Obligations of NDS......................................................42
          (d)  Certifications and Opinion.............................................................42
          (e)  Good Standing Certificates.............................................................43
          (f)  Tax Opinion............................................................................43
   6.3    Conditions of Obligations of NDS............................................................44
          (a)  Representations and Warranties.........................................................44
          (b)  Performance of Obligations of UEC and Sub..............................................44
          (c)  Certifications and Opinion.............................................................44
          (d)  Tax Opinion............................................................................45
          (e)  Fairness Opinion.......................................................................45

                                   ARTICLE VII
TERMINATION AND AMENDMENT
   7.1    Termination.................................................................................46
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   7.2    Effect of Termination.......................................................................47
   7.3    Amendment...................................................................................50
   7.4    Extension; Waiver...........................................................................50

                                  ARTICLE VIII
GENERAL PROVISIONS
    8.1   Payment of Expenses.........................................................................50
    8.2   Nonsurvival of Representations, Warranties and Agreements...................................50
    8.3   Notices.....................................................................................50
    8.4   Limited Joinder by Primary Stockholders.....................................................51
          (a)    General Indemnity by the Primary Stockholders........................................51
          (b)    Indemnification Basket; Limitation; Effect of Materiality Qualifiers; Pro
                 Rata Obligation......................................................................52
          (c)    Waiver of Contribution...............................................................53
          (d)    Covenant Not to Compete With the Business............................................53
    8.5   Interpretation:  Certain Definitions........................................................54
    8.6   Counterparts................................................................................54
    8.7   Entire Agreement; No Third-Party Beneficiaries..............................................54
    8.8   Governing Law...............................................................................55
    8.9   No Remedy in Certain Circumstances..........................................................55
    8.10  Assignment..................................................................................55
    8.11  Enforcement of the Agreement................................................................55


ANNEXES

   Annex A -  List of Stockholders Executing Irrevocable Proxy and Form of
              Irrevocable Proxy
   Annex B -  List of Employees Receiving Options and Material Terms of Options



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                            GLOSSARY OF DEFINED TERMS
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Defined Term                                                                                  Defined in Section
------------                                                                                  ------------------

Acquisition Proposal......................................................................    4.2(a)
AMEX......................................................................................    3.2(c)(iii)
Basket Amount.............................................................................    8.4(b)(i)
CERCLA....................................................................................    3.1(o)(A)
Certificate of Merger.....................................................................    1.1
Certificates..............................................................................    2.2(a)
Closing...................................................................................    1.1
Closing Date..............................................................................    1.2
Code......................................................................................    Recitals
Confidentiality Agreements................................................................    5.1
Constituent Corporations..................................................................    1.3(a)
Conversion Number.........................................................................    2.1(c)
Current Balance Sheet.....................................................................    3.1(k)(i)
Damages...................................................................................    8.4(a)
DGCL......................................................................................    1.1
Effective Time............................................................................    1.1
Environmental Law.........................................................................    3.1(o)(A)
ERISA.....................................................................................    3.1(l)(i)
Exchange Act..............................................................................    3.1(c)(iii)
FASB......................................................................................    4.1(k)
Fractional Dividends......................................................................    2.2(d)
GAAP......................................................................................    3.1(d)
Governmental Entity.......................................................................    3.1(c)(iii)
Hazardous Material........................................................................    3.1(o)(B)
HSR Act...................................................................................    3.2(c)(iii)
Indemnified Liabilities...................................................................    5.6(a)
Indemnified Parties.......................................................................    5.6(a)
Injunction................................................................................    6.1(e)
IRS.......................................................................................    3.1(k)(ii)
Material Adverse Effect...................................................................    3.1(a)(ii)
Merger....................................................................................    Recitals
Merger Agreement..........................................................................    Preamble
NDS.......................................................................................    Preamble
NDS Beneficiary...........................................................................    3.1(l)(i)
NDS Benefit Plans.........................................................................    3.1(l)(i)
NDS Common Stock..........................................................................    2.1
NDS Disclosure Letter.....................................................................    3.1
NDS ERISA Affiliate.......................................................................    3.1(l)(ii)
NDS Intangible Property...................................................................    3.1(n)
NDS Litigation............................................................................    3.1(j)



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

NDS Order.................................................................................    3.1(j)
NDS Permits...............................................................................    3.1(i)
NDS Representatives.......................................................................    4.2(a)
NDS SEC Documents.........................................................................    3.1(d)
NDS Stock Option..........................................................................    5.5
NDS Stock Plans...........................................................................    5.5
Notice of Superior Proposal...............................................................    4.2(b)
Options...................................................................................    3.1(b)(ii)
OSHA......................................................................................    3.1(o)(A)
PBGC......................................................................................    3.1(l)(iv)
Primary Stockholder or Primary Stockholders...............................................    Preamble
Proxy Statement...........................................................................    3.1(c)(iii)
Release...................................................................................    3.1(o)(C)
Released Parties..........................................................................    8.4(d)
Remedial Action...........................................................................    3.1(o)(D)
Returns...................................................................................    3.1(k)(i)
S-4.......................................................................................    3.1(e)
SEC.......................................................................................    3.1(c))(iii)(A)
Securities Act............................................................................    3.1(d)
Superior Proposal ........................................................................    4.2(c)
Survival Period...........................................................................    8.4(b)(ii)
Surviving Corporation.....................................................................    1.3(a)
Sub.......................................................................................    Preamble
Subsidiary................................................................................    2.1(b)
Taxes.....................................................................................    3.1(k)
Termination Fee...........................................................................    7.2(b)
UEC Common Stock..........................................................................    2.1(c)
UEC ......................................................................................    Preamble
UEC Disclosure Letter.....................................................................    3.2
UEC Indemnified Parties...................................................................    8.4(a)
UEC Litigation............................................................................    3.2(d)
UEC SEC Documents.........................................................................    3.2(d)
UEC Stock Purchase Rights.................................................................    2.1(c)
Voting Debt...............................................................................    4.1(c)



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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of April 26, 1999 (this "Merger Agreement"), among UTI Energy Corp., a Delaware corporation ("UEC"), NDS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of UEC ("Sub"), Norton Drilling Services, Inc., a Delaware corporation ("NDS"), and the stockholders of NDS signatory hereto (the "Primary Stockholders" and each a "Primary Stockholder").

         WHEREAS, the Boards of Directors of UEC, Sub and NDS have each approved the merger of Sub with and into NDS (the "Merger") upon the terms and subject to the conditions of this Merger Agreement, thus enabling UEC to acquire all of the common stock of NDS solely in exchange for common stock of UEC;

         WHEREAS, each of the stockholders of NDS listed on Annex A hereto has executed contemporaneously with the execution of this Merger Agreement an irrevocable proxy substantially in the form of Annex A hereto.

         WHEREAS, at UEC's request, NDS has agreed to grant (2 business days following announcement of the Merger to the public) the options described on Annex B hereto to the employees of NDS listed on Annex B;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, UEC, Sub and NDS desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:


                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger; Effective Time of the Merger. Upon the terms and conditions of this Merger Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into NDS at the Effective Time (as hereinafter defined). The Merger shall become effective immediately when a certificate of merger (the "Certificate of Merger"), prepared and executed in accordance with the relevant provisions of the DGCL is duly filed with the Secretary of State of the State of Delaware or, if agreed to by the parties, at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The filing of the

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Certificate of Merger shall be made as soon as practicable after the closing of the Merger (the "Closing").

     1.2 Closing. The Closing shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver in accordance with this Merger Agreement) of the latest to occur of the conditions set forth in Article VI (the "Closing Date"), at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas, unless another date or place is agreed to in writing by the parties.

     1.3        Effects of the Merger.

          (a) At the Effective Time: (i) Sub shall be merged with and into NDS, the separate existence of Sub shall cease and NDS shall continue as the surviving corporation (Sub and NDS are sometimes referred to herein as the "Constituent Corporations" and NDS is sometimes referred to herein as the "Surviving Corporation") and the merger shall have such effects as are set forth in Section 259 of the DGCL; (ii) the Certificate of Incorporation of NDS shall be amended to change NDS's authorized shares of capital stock to 1,000 shares, par value $.01 per share, of common stock, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

          (b) The directors and officers of NDS at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.


                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of NDS ("NDS Common Stock") or capital stock of Sub:

          (a) Stock of Sub. Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation, and the stock of the

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                    Surviving Corporation issued on that conversion will
                    constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Related Party Stock. Each share of NDS Common Stock and all other shares of capital stock of NDS that are owned by NDS as treasury stock and any shares of NDS Common Stock and all other shares of capital stock of NDS owned in any case by UEC, any entity controlling UEC or any wholly-owned Subsidiary (as hereinafter defined) of such entities or by any wholly-owned Subsidiary of NDS shall be canceled and retired and shall cease to exist and no UEC Common Stock or cash in lieu of fractional shares shall be delivered or deliverable in exchange therefor. As used in this Merger Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which are held by such party or any Subsidiary of such party that do not have a majority of the voting interest in such partnership); or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

          (c) Exchange Ratio for NDS Common Stock. Subject to the provisions of Section 2.2(d) hereof, each share of NDS Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall, at the Effective Time and without the requirement of any action by the holder thereof, be exchanged for and converted into .2631579 (the "Conversion Number") shares of common stock, par value $.001 per share, of UEC ("UEC Common Stock"). All references in this Merger Agreement to the UEC Common Stock to be received pursuant to the Merger shall be deemed to include the stock purchase rights established pursuant to that certain Rights Agreement dated February 26, 1999, by and among USC and Chase Mellon Shareholder Services, L.L.C. (The "UEC Stock Purchase Rights"). All such shares of NDS Common Stock, when so exchanged and converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights

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                    with respect thereto, except the right to receive a
                    certificate representing the shares of UEC Common Stock and cash in lieu of fractional shares of UEC Common Stock as contemplated by Section 2.2(d), upon the surrender of such certificate representing shares of NDS Common Stock in accordance with Section 2.2, without interest.

          (d) Conversion of Stock Options. Each outstanding NDS Stock Option (as defined in Section 5.5) shall be converted as provided in Section 5.5.

          (e) Adjustment of Conversion Number. If, subsequent to the date of this Agreement but prior to the Effective Time, the number of shares of UEC Common Stock issued and outstanding is changed as a result of a stock split, reverse stock split, recapitalization, reclassification, exchange of shares, or stock or cash dividends or other similar transaction, the Conversion Number and other items dependent thereon shall be appropriately and equitably adjusted herein.

     2.2          Exchange of Certificates.

          (a) Exchange Procedures. As soon as reasonably practicable after the Effective Time, UEC shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of NDS Common Stock (the "Certificates") (other than NDS, UEC, any entity controlling UEC or any wholly owned Subsidiaries of any such entities): (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to UEC and shall be in such form and have such other provisions as UEC may reasonably specify); and
                    (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of UEC Common Stock and any cash in lieu of a fractional share of UEC Common Stock. Upon surrender of a Certificate for cancellation to UEC or to such other agent or agents as may be appointed by UEC and reasonably acceptable to NDS, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of UEC Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and any cash in lieu of fractional shares of UEC Common Stock as contemplated by Section 2.2(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of NDS Common Stock that is not registered in the transfer records of NDS, a certificate representing the appropriate number of shares of UEC Common Stock may be issued to a transferee if the Certificate representing such NDS Common Stock is presented to UEC accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of UEC Common Stock and cash in lieu of any fractional shares of UEC Common Stock as contemplated by this Section 2.2 and all dividends or other distributions thereon with a record date after the Effective Time as contemplated by Section 2.2(b).

          (b) Distributions with Respect to Shares Prior to Exchange of Certificates. No dividends or other distributions with respect to UEC Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the UEC Common Stock represented thereby as a result of the exchange and conversion provided in Section 2.1(b), and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder thereof, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of UEC Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of UEC Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of UEC Common Stock.

          (c) No Further Ownership Rights in NDS Common Stock. All shares of UEC Common Stock issued in exchange for and upon the conversion of NDS Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(b) or 2.2(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of NDS Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by NDS on such shares of NDS Common Stock in accordance with the terms of this Merger Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of NDS Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d) No Fractional Shares. No certificates or scrip representing fractional shares of UEC Common Stock shall be issued pursuant to this Article II, and, except as provided in this
                    Section 2.2(d), no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of UEC. In lieu of any fractional security, UEC shall pay to each holder of shares of NDS Common Stock who would otherwise have been entitled to a fraction of a share of UEC Common Stock pursuant to this Article II, an amount in cash (without interest) equal to such holder's proportionate interest in the sum of (i) the fraction of a share of UEC Common Stock to which such holder would otherwise have been entitled, multiplied by $10.00, and (ii) the aggregate dividends or other distributions that are payable with respect to such shares of UEC Common Stock pursuant to
                    Section 2.2(b) (such dividends and distributions being herein called the "Fractional Dividends"). For purposes of determining whether a holder of shares of NDS Common Stock is to receive payment in lieu of fractional shares, all shares of NDS Common Stock held of record by such holder shall be aggregated.

          (e) No Liability. Neither NDS nor UEC shall be liable to any holder of shares of NDS Common Stock or UEC Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of UEC Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.



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

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of NDS. Subject to the exceptions set forth in the disclosure letter to be delivered to UEC and Sub in connection herewith (the "NDS Disclosure Letter"), NDS represents and warrants to UEC and Sub as follows:

          (a)       Organization, Standing and Power.

                (i) Each of NDS and its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be so organized or so to qualify (individually or in the aggregate) would not have a Material Adverse Effect (as defined below) on NDS. NDS has delivered to UEC complete and correct copies of its certificate of incorporation and bylaws. Section 3.1(a) of the NDS Disclosure Letter sets forth each direct, or indirect, Subsidiary of NDC and its jurisdiction of incorporation.

                (ii) As used in this Merger Agreement a "Material Adverse Effect" shall mean any effect or change that is or would be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of (i) in respect of NDS, NDS and its direct and indirect Subsidiaries, taken as a whole, in the amount of $25,000 (except that solely with respect to Sections 6.2(a) and 7.1(c), such amount shall be $250,000) and (ii) in respect of UEC, UEC and all of its direct and indirect Subsidiaries taken as a whole; provided, however, a Material Adverse Effect shall not include (A) any effect or change, including changes in national or international economic conditions, relating to or affecting the United States land contract drilling industry as a whole (including a decline in United States or worldwide oil and gas commodity prices), (B) changes, or possible changes, in foreign, Federal, state or local statutes and regulations or (C) any action taken or required to be taken to satisfy any requirement imposed in connection with the review of the Merger under the HSR Act.

          (b)       Capital Structure.

                (i) Section 3.1(b)(i) of the NDS Disclosure Letter sets forth the authorized, issued and outstanding capital stock of NDS and each Subsidiary as well as any other securities (including debt securities) of NDS or its Subsidiaries. Except as set forth on Section 3.1(b)(i) to the NDS Disclosure Letter, all outstanding shares of capital stock of NDS and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied and all such shares owned by NDS, or a direct or indirect wholly owned Subsidiary of NDS, are free and clear of all liens, charges, encumbrances, claims and options of any nature.

                (ii) Section 3.1(b)(ii) of the NDS Disclosure Letter sets forth the material terms (including exercise price, vesting schedule, date of grant, date of expiration and number of shares of NDS Common Stock or other securities underlying the securities) underlying all options, warrants, rights, commitments (including pre-emptive rights) or agreements (collectively, "Options") to which NDS or any Subsidiary of NDS is bound to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of NDS Common Stock, capital stock of a Subsidiary or any other securities of NDS or its Subsidiaries.

                (iii) There are not as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings (except for proxies being signed as set forth in Annex
                        A) to which NDS is a party or by which it is bound relating to the voting of any shares of the capital stock of NDS. There are no restrictions on NDS to vote the capital stock of any of its Subsidiaries.

          (c)       Authority; No Violations; Consents and Approvals.

                (i) The Board of Directors of NDS has approved the Merger and this Merger Agreement, by vote of the directors with no negative vote, and declared the Merger and this Merger Agreement to be in the best interests of the stockholders of NDS. The directors of NDS have advised NDS and UEC that they intend to vote or cause to be voted all of the shares of NDS Common Stock for which they have voting power in favor of approval of the Merger and this Merger Agreement. NDS has all requisite corporate power and authority to enter into this Merger Agreement and, subject, with respect to consummation of the Merger, to approval of this Merger Agreement and the Merger by the stockholders of NDS in accordance with the DGCL, to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NDS, subject, with respect to consummation of the Merger, to approval of this Merger Agreement and the Merger by the stockholders of NDS in accordance with the DGCL. This Merger Agreement has been duly executed and delivered by NDS and, subject, with respect to consummation of the Merger, to approval of this Merger Agreement and the Merger by the stockholders of NDS in accordance with the DGCL, and assuming this Merger Agreement constitutes the valid and binding obligation of UEC and Sub, constitutes a valid and binding obligation of NDS enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors' rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

                (ii) Except as set forth on Section 3.1(c)(ii) to the NDS Disclosure Letter, the execution and delivery of this Merger Agreement by NDS does not, and the consummation by NDS of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of NDS or any of its Subsidiaries under, any provision of (A) the Certificate of Incorporation or Bylaws of NDS or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to NDS or any of its Subsidiaries or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(c)(ii) to the NDS Disclosure Letter and in subparagraph (iii) of this Section 3.1(c) are duly and timely obtained or made and the approval of the Merger and this Merger Agreement by the stockholders of NDS has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NDS or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause
                        (B) or (C), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on NDS, materially impair the ability of NDS to perform its obligations hereunder or prevent in any material respect the consummation of any of the transactions contemplated hereby.

                (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any U.S. or non-U.S. court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), is required by, or with respect to, NDS or any of its Subsidiaries in connection with the execution and delivery of this Merger Agreement by NDS or the consummation by NDS of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect, except for: (A) the filing with the Securities and Exchange Commission (the "SEC") of (1) a proxy statement in preliminary and definitive form relating to the meeting of NDS's stockholders to be held in connection with the Merger (the "Proxy Statement") and
                        (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Merger Agreement and the transactions contemplated hereby; (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (C) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws or (D) the filing of a premerger notification report by NDS under the HSR Act (if required by NDS), and the expiration or termination of the applicable waiting period with respect thereto.

          (d) SEC Documents. NDS has made available to UEC (or such information was readily accessible through the SEC Edgar Website) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by NDS with the SEC since December 31, 1995 and prior to the date of this Merger Agreement (the "NDS SEC Documents") which are all the documents that NDS was required to file with the SEC since such date. As of their respective dates, the NDS SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NDS SEC Documents, and none of the NDS SEC Documents contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of NDS included in the NDS SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments and other adjustments discussed therein) the consolidated financial position of NDS and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of NDS and its consolidated Subsidiaries for the periods presented therein.

          (e) Information Supplied. None of the information supplied or to be supplied by NDS for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of UEC Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC or when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by NDS and included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of NDS or at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to NDS or any of its Subsidiaries, or with respect to other information supplied by NDS for inclusion in the Proxy Statement or S-4, shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of NDS. The Proxy Statement, insofar as it relates to NDS or its Subsidiaries or other information supplied by NDS for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representations or warranties are made by NDS with respect to statements made or incorporated by reference therein based on information supplied by UEC or any of its Subsidiaries.

          (f) Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the NDS SEC Documents or on Section 3.1(f) to the NDS Disclosure Letter, or except as contemplated by this Merger Agreement, since February 28, 1999, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of NDS's capital stock; (ii) any amendment of any material term of any outstanding equity security of NDS or any Subsidiary; (iii) any repurchase, redemption or other acquisition by NDS or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, NDS or any Subsidiary, except as contemplated by NDS Benefit Plans; (iv) any material change in any method of accounting or accounting practice by NDS or any Subsidiary; or (v) a Material Adverse Effect with respect to NDS.

          (g) No Undisclosed Material Liabilities. Except as disclosed in the NDS SEC Documents or on Section 3.1(g) to the NDS Disclosure Letter, there are no liabilities of NDS or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Material Adverse Effect on NDS, other than: (i) liabilities adequately provided for on the Current Balance Sheet; (ii) liabilities incurred in the ordinary course of business since February 28, 1999; (iii) liabilities under this Merger Agreement; and (iv) except as disclosed on Section 3.1(l)(i) to the NDS Disclosure Letter.

          (h) No Default. Neither NDS nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of
                    (i) in the case of NDS and its Subsidiaries, their respective charter and bylaws, (ii) except as disclosed in
                    Section 3.1(h) to the NDS Disclosure Letter, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which NDS or any of its Subsidiaries is now a party or by which NDS or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to NDS or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on NDS.

          (i) Compliance with Applicable Laws. NDS and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "NDS Permits"), except where the failure so to hold would not have a Material Adverse Effect on NDS. NDS and its Subsidiaries are in compliance with the terms of the NDS Permits, except where the failure so to comply would not have a Material Adverse Effect on NDS. Except as disclosed in the NDS SEC Documents or as set forth on Section 3.1(i) to the NDS Disclosure Letter, the businesses of NDS and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on NDS. Except as set forth on
                    Section 3.1(i) to the NDS Disclosure Letter, no investigation or review by any Governmental Entity with respect to NDS or any of its Subsidiaries is pending or, to the best knowledge of NDS, threatened, other than those the outcome of which would not have a Material Adverse Effect on NDS.

          (j) Litigation. Except as disclosed in the NDS SEC Documents or in the NDS litigation report included in Section 3.1(j) of the NDS Disclosure Letter, there is no (i) suit, action or proceeding pending, or, to the best knowledge of NDS, threatened against or affecting NDS or any Subsidiary of NDS ("NDS Litigation"), or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against NDS or any Subsidiary of NDS ("NDS Order"), that could (in any case) have a Material Adverse Effect on NDS or prevent NDS from consummating the transactions contemplated by this Merger Agreement.

          (k)       Taxes.

                (i) Except as set forth on Section 3.1(k)(i) to the NDS Disclosure Letter, each of NDS, each of its Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has (A) timely (taking into account any extensions) filed in correct form all federal and all material state, local and non-U.S. returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by or with respect to it in respect of any Taxes (as hereinafter defined), (B) timely paid all Taxes that are due and payable (except for audit adjustments that would not have a Material Adverse Effect on NDS in the aggregate or to the extent that liability therefor is reserved for in NDS's unaudited balance sheet at February 28, 1999 included in the most recent Quarterly Report on Form 10-Q of NDS (the "Current Balance Sheet")) for which NDS or any of its Subsidiaries may be liable, (C) established reserves that are included in the Current Balance Sheet that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of NDS and its Subsidiaries through the date of the Current Balance Sheet, and (D) complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over, except where such failure to comply or to withhold would not have a Material Adverse Effect on NDS.

                (ii) Section 3.1(k)(ii) to the NDS Disclosure Letter sets forth the last taxable period through which the federal income Tax Returns of NDS and any of its Subsidiaries have been examined by the Internal Revenue Service ("IRS") or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state, local or non-U.S. taxing authority have been paid, fully settled or adequately provided for in the Current Balance Sheet. Except as set forth in the NDS SEC Documents or as set forth in Section 3.1(k)(ii) to the NDS Disclosure Letter, no federal, state, local or non-U.S. Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which NDS or any of its Subsidiaries would be liable, and no deficiency for any such Taxes has been proposed, asserted or assessed pursuant to any such examination against NDS or any of its Subsidiaries by any federal, state, local or non-U.S. taxing authority with respect to any period.

                (iii) Except as disclosed on Section 3.1(k)(iii) to the NDS Disclosure Letter, neither NDS nor any of its Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any other taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which NDS or any of its Subsidiaries would be liable or (B) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or non-U.S. Tax law that relates to the assets or operations of NDS or any of its Subsidiaries.

                (iv) Except as disclosed on Section 3.1(k)(iv) to the NDS Disclosure Letter, there are no liens or security interests on any of the assets of NDS or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax other than for Taxes which are not yet delinquent.

                (v) Except as disclosed on Section 3.1(k)(v) to the NDS Disclosure Letter, neither NDS nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

                (vi) Neither NDS nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by NDS or any of its Subsidiaries.

                (vii) Except as set forth in NDS SEC Documents or as disclosed on Section 3.1(k)(vii) to the NDS Disclosure Letter, neither NDS nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement, tax indemnity agreement or similar agreement or arrangement.

                (viii) Except as disclosed on Section 3.1(k)(viii) to the NDS Disclosure Letter, neither NDS nor any of its Subsidiaries has any liability for Taxes under Treas. Reg. Section 1.1502-6, or any similar provision of state, local or non-U.S. law, except for Taxes of the affiliated group of which NDS is the common parent corporation, within the meaning of Section 1504(a)(1) of the Code or any similar provision of state, local or non-U.S. law.

                (ix) Neither NDS nor any of its Subsidiaries has participated in any international boycott within the meaning of
                        Section 999 of the Code.

                (x) Except as disclosed on Section 3.1(k)(x) to the NDS Disclosure Letter and minor locations not material to the business of NDS and its U.S. Subsidiaries, neither NDS nor any of its Subsidiaries has had a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country.

                (xi) Neither NDS nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         For purposes of this Merger Agreement, "Taxes" shall mean all federal, state, local, non-U.S. and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

          (l)       Employee Matters; ERISA.

                (i) Benefit Plans. Section 3.1(l)(i) to the NDS Disclosure Letter contains a true and complete list and description of each of the following items: each employee benefit plan, program or arrangement covering any current or former officer, director, employee or independent contractor of NDS (or any of its Subsidiaries) or any of their dependents or beneficiaries (each, a "NDS Beneficiary") including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not terminated or covered by ERISA, if NDS or any of its Subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof. The items described above, together with each management, employment, deferred compensation, severance, change in control, bonus or other contract for personal services with or covering any NDS Beneficiary, whether or not terminated, if NDS or any of its Subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof, are referred to collectively herein as the "NDS Benefit Plans."

                (ii) Contributions and Payments. All material contributions and other material payments required to have been made by NDS or any entity required to be aggregated therewith pursuant to Code Section 414 (a "NDS ERISA Affiliate") with respect to any NDS Benefit Plan (or to any person pursuant to the terms thereof) have been or will be timely made and all such amounts properly accrued through the date of this Merger Agreement have been reflected in the financial statements of NDS included in the NDS SEC Documents.

                (iii) Qualification; Compliance. Each NDS Benefit Plan that is intended to be "qualified" within the meaning of Code
                        Section 401(a) has been determined by the IRS to be so qualified or the applicable remedial period applicable to the Plan will not have ended prior to the Effective Time, and, to the best knowledge of NDS, no event or condition exists or has occurred that would reasonably be expected to result in the revocation or denial of any such determination which would have a Material Adverse Effect on NDS. With respect to each NDS Benefit Plan, NDS and each NDS ERISA Affiliate are in compliance with, and each NDS Benefit Plan and related source of benefit payment is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan or source, including, without limitation, ERISA, the Code and applicable local law (including non-U.S.
                        law), except for violations that would not have a Material Adverse Effect on NDS. To the best knowledge of NDS, except as set forth in Section 3.1(l)(iii) to the NDS Disclosure Letter, no NDS Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the Department of Labor, or any other federal, state, or local governmental entity or is scheduled to be subject to such an audit, investigation or proceeding.

                (iv) Liabilities. With respect to the NDS Benefit Plans, individually and in the aggregate, and, to the best knowledge of NDS, there exists no condition or set of circumstances that could subject NDS or any NDS ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or to the Pension Benefit Guaranty Corporation ("PBGC"), or under any indemnity agreement to which NDS or any NDS ERISA Affiliate is a party), which liability, excluding liability for benefit claims, funding obligations and PBGC insurance premiums, each payable in the ordinary course, would have a Material Adverse Effect on NDS. No claim, action or litigation has been made, commenced or, to the best knowledge of NDS, threatened, by or against NDS or any of its Subsidiaries with respect to any NDS Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course) that would have a Material Adverse Effect on NDS.

                (v) Retiree Welfare Plans. Except as disclosed in Section 3.1(l)(v) to the NDS Disclosure Letter, no NDS Benefit Plan that is a "welfare plan" (within the meaning of ERISA Section 3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA Section 601).

                (vi)    Payments Resulting from Merger. Except as disclosed on
                        Section 3.1(l)(vi) to the NDS Disclosure Letter, the consummation or announcement of any transaction contemplated by this Merger Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in (A) any payment (whether of severance pay or otherwise) becoming due from NDS or any of its Subsidiaries to any NDS Beneficiary or to the trustee under any "rabbi trust" or similar arrangement, or (B) any benefit under any NDS Benefit Plan being established or increased, or becoming accelerated, vested or payable.

                (vii) Funded Status of Plans. Each NDS Benefit Plan that is subject to either the minimum funding requirements of ERISA Section 302 or to Title IV of ERISA has assets that, as of the date hereof, have a fair market value not less than the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof, based on the actuarial methods, tables and assumptions utilized by such plan's independent actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof, in which case those different assumptions shall apply for purposes of this representation. NDS and its Subsidiaries have no unfunded liabilities, as determined under local funding requirements, with respect to any NDS Benefit Plans that cover such non-U.S. employees which would, in the aggregate, have a Material Adverse Effect on NDS.

                (viii) Multiemployer Plans. Except as described on Section 3.1(l)(viii) to the NDS Disclosure Letter, no NDS Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)), a multiple employer plan described in Code Section 413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA Section 3(40)). Except as disclosed in
                        Section 3.1(l)(viii) to the NDS Disclosure Letter, neither NDS nor any NDS ERISA Affiliate has been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement.

          (m) Labor Matters. Except as set forth in Section 3.1(m) to the NDS Disclosure Letter,

                (i) neither NDS nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and to the knowledge of NDS and its Subsidiaries there is no current union representation dispute involving employees of NDS or any of its Subsidiaries nor does NDS or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

                (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against NDS or any of its Subsidiaries pending, or, to the knowledge of NDS or any of its Subsidiaries, threatened, that has, or would have, a Material Adverse Effect on NDS;

                (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against NDS or any of its Subsidiaries pending, or, to the knowledge of NDS or any of its Subsidiaries, threatened, that has, or would have, a Material Adverse Effect on NDS;

                (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of NDS or any of its Subsidiaries, threatened, against or involving NDS or any of its Subsidiaries that has, or could have, a Material Adverse Effect on NDS;

                (v) NDS and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and would not have, a Material Adverse Effect on NDS; and

                (vi) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of NDS or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of NDS or any of its Subsidiaries is or may be entitled to claim indemnification from NDS or any of its Subsidiaries (A) pursuant to their respective charters or bylaws, (B) as provided in any indemnification agreement to which NDS or any Subsidiary of NDS is a party or (C) pursuant to applicable law that has, or would have, a Material Adverse Effect on NDS.

          (n) Intangible Property. NDS and its Subsidiaries possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, database, industrial designs, know how, trade secrets, copyrights and other intellectual property rights that are material to the condition or conduct of the business operations of NDS and its Subsidiaries (collectively, the "NDS Intangible Property"). Except as set forth on Section 3.1(n) to the NDS Disclosure Letter, all of the NDS Intangible Property is owned by NDS or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those the failure to so own would not have a Material Adverse Effect on NDS. To the knowledge of NDS, the operation of the businesses of each of NDS or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trade secret, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made or notices received in connection therewith.

          (o)       Environmental Matters.

          For  purposes of this Merger Agreement:


(A) "Environmental Law" means any applicable law regulating, prohibiting or requiring the notification of Releases into any part of the natural environment, pertaining to the protection of natural resources, the environment and public and employee health and safety, or governing or regulating the use, storage, handling, transportation, treatment, processing, disposal or generation of any Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C.
          Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C.
          Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.), Safe Drinking Water Act (Section 42 U.S.C. Section 300 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any other such applicable county, province, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date.

(B) "Hazardous Material" means any substance, material or waste which is regulated pursuant to any Environmental Law by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or in the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law;

(C) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

(D) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) investigate, clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

                (i) Except as disclosed on Section 3.1(o)(i) to the NDS Disclosure Letter, the operations of NDS and its Subsidiaries have been and, as of the Closing Date, will be in compliance with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on NDS;

                (ii) Except as disclosed on Section 3.1(o)(ii) to the NDS Disclosure Letter, NDS and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not have a Material Adverse Effect on NDS;

                (iii) Except as disclosed on Section 3.1(o)(iii) to the NDS Disclosure Letter, NDS and its Subsidiaries are not subject to any outstanding orders, investigations or material contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material which would have a Material Adverse Effect on NDS;

                (iv) Except as disclosed on Section 3.1(o)(iv) to the NDS Disclosure Letter, NDS and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law or liability attributable to the Release of any Hazardous

                        Material, which violations or liabilities, individually or in the aggregate, would have a Material Adverse Effect on NDS;

                (v) Except as disclosed on Section 3.1(o)(v) to the NDS Disclosure Letter, neither NDS nor any of its Subsidiaries has any contingent liabilities in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) that, individually or in the aggregate, would have a Material Adverse Effect on NDS;

                (vi) Except as disclosed on Section 3.1(o)(vi) to the NDS Disclosure Letter, the operations of NDS or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of Hazardous Material or any state equivalent are in compliance with applicable Environmental Laws, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NDS; and

                (vii) Except as disclosed on Section 3.1(o)(vii) to the NDS Disclosure Letter, to the best knowledge of NDS, there is not now on or in any property (leased or owned) of NDS or its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments; (B) any asbestos-containing materials; or (C) any polychlorinated biphenyls, any of which ((A), (B), or (C) preceding), individually or in the aggregate, would have a Material Adverse Effect on NDS.

          (p) Opinion of Financial Advisor. NDS has received the verbal opinion of Houlihan Lokey Howard & Zukin (a written copy of which will be delivered to UEC promptly upon receipt by NDS) to the effect that, as of the date hereof, the Conversion Number is fair from a financial point of view to the holders of NDS Common Stock.

          (q) State Takeover Statutes; Vote Required. NDS has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation,
                    Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding shares of NDS Common Stock is the only vote of the holders of any class or series of NDS capital stock necessary to approve this Merger Agreement and the transactions contemplated hereby. NDS has taken such other action with respect to any other anti-takeover provisions in its Bylaws or Certificate of Incorporation to the extent necessary to consummate the Merger on the terms set forth in this Merger Agreement.

          (r)       Intentionally Omitted

          (s)       Intentionally Omitted

          (t) Insurance. NDS maintains insurance coverage reasonably adequate for the operation of the business of NDS and each of its Subsidiaries (taking into account the cost and availability of such insurance), and the transactions contemplated hereby will not materially adversely affect such coverage. Section 3.1(t) sets forth a true and complete list of such coverage.

          (u) Brokers. Except as disclosed on Section 3.1(u) to the NDS Disclosure Letter hereof, no broker, investment banker, or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of NDS.

          (v) Material Contracts and Agreements. All material contracts of NDS and its Subsidiaries have been included in the NDS SEC Documents unless not required to be so included pursuant to the rules and regulations of the SEC. Section 3.1(v) to the NDS Disclosure Letter sets forth a list of all written or oral contracts, agreements or arrangements to which NDS or any of its Subsidiaries or any of their respective assets is bound that would be required to be filed as exhibits to NDS's Annual Report on Form 10-K for the year ended November 30, 1998, or, based on information currently available to NDS, are expected to be required to be filed as an exhibit to NDS's Annual Report on Form 10-K for the year ended November 30, 1999. Section 3.1(v) to the NDS Disclosure Letter also sets forth each drilling contract, employment or severance contract, lease agreement (that require payments that in the aggregate exceed $25,000 over the term of such lease) and credit agreement, note or other instrument relating to indebtedness of NDS or its Subsidiaries (except that would not involve indebtedness individually or in the aggregate amounts exceeding $25,000).

          (w)       Title to Properties.

                (i) Section 3.1(w)(i) to the NDS Disclosure Letter sets forth a true and complete list of each drilling rig and related drilling equipment owned or leased by NDS or its Subsidiaries, including a summary of the technical specifications thereof. Such drilling rigs constitute 16 marketable rigs. Each of NDS and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its properties and assets purported to be owned by it in the NDS SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business, and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which NDS or any of the Subsidiaries has leasehold interests, are free and clear of all liens, other than those set forth in the NDS SEC Documents, and except for liens, that, in the aggregate, do not and will not materially interfere with the ability of NDS or any of its Subsidiaries to conduct business as currently conducted.

                (ii) Except as specifically disclosed in the NDS SEC Documents, Each of NDS and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

          (x) Representations Relating to Sunny Plants, Inc. and Lobell Corporation.

                (i) The fair market value of the real property secured by the mortgage note from Farm Credit of South Florida to Sunny Plants, Inc. (which NDS or its Subsidiaries have guaranteed pursuant to that certain Guarantee dated April 29, 1993) is equal to or greater than the obligations (including costs and expenses, including accounting and attorneys' fees that would be required to be paid or reimbursed by NDS or its Subsidiaries in connection with foreclosure and collection or otherwise) that NDS and its Subsidiaries are responsible for pursuant to such guarantee.

                (ii) All costs and expense relating to the discontinuance of operations of NDS's Subsidiary, Lobell Corporation and its affiliates, and its former subsidiary, Sunny Plants, Inc. and its affiliates that have not yet been paid in full are fully accrued for as current liabilities on the Current Balance Sheet (except for amounts specifically disclosed in the Company's annual report or Form 10-K for the year ended November 30, 1998).

     3.2 Representations and Warranties of UEC and Sub. Subject to the exceptions set forth in the disclosure letter to be delivered to NDS in connection herewith (the "UEC Disclosure Letter"), UEC and Sub jointly and severally represent and warrant to NDS as follows:

          (a) Organization, Standing and Power. Each of UEC and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so organized or so to qualify (individually or in the aggregate) would not have a Material Adverse Effect on UEC.

          (b) Capital Structure. As of the date hereof, the authorized capital stock of UEC consists of 50,000,000 shares of UEC Common Stock and 5,000,000 of preferred stock ("UEC Preferred Stock"). At the close of business on March 31, 1999 (i) 16,489,281 shares of UEC Common Stock were issued and outstanding, (ii) no shares of UEC Preferred Stock were outstanding and (iii) an aggregate of 2,183,910 shares of UEC Common Stock were reserved for issuance pursuant to outstanding options, warrants and agreements. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, 1,000 shares of which are validly issued, fully paid and nonassessable, and are owned by UEC. Sub was formed solely for the purpose of participating in the Merger, has no assets other than that amount of cash which is required for it to be organized as a corporation under the DGCL and has conducted no activities other than in connection with its incorporation.

          (c)       Authority; No Violations, Consents and Approvals.

                (i) Each of UEC and Sub has all requisite corporate power and authority to enter into this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of UEC and Sub. This Merger Agreement has been duly executed and delivered by UEC and Sub. Assuming this Merger Agreement constitutes the valid and binding obligation of NDS (and the Primary Stockholders), it also constitutes a valid and binding obligation of each of UEC and Sub and is enforceable against each of them in accordance with its terms; provided, however, that such enforceability is subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

                (ii) Except as set forth on Section 3.2(c)(ii) to the UEC Disclosure Letter, the execution and delivery of this Merger Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of UEC or Sub under, any provision of (A) the Certificate of Incorporation or Bylaws of UEC or Sub, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to UEC or Sub or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to UEC or Sub or any of properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on UEC, materially impair the ability of UEC or Sub to perform its respective obligations hereunder or prevent in any material respect the consummation of any of the transactions contemplated hereby.

                (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to UEC in connection with the execution and delivery of this Merger Agreement by UEC and Sub or the consummation by UEC and Sub of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on UEC, except for: (A) the filing with the SEC of the S-4, such reports under
                        Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Merger Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (C) filings with, and approval of, the American Stock Exchange, Inc. (the "AMEX"); (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or environmental laws or (E) the filing of a premerger notification report by UEC under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period with respect thereto.

          (d) SEC Documents. A true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by UEC with the SEC since January 1, 1996 (the "UEC SEC Documents") has been made available to NDS (or such information was readily accessible through the SEC Edgar Website). The UEC SEC

Documents are all the documents (other than preliminary material) that UEC was required to file with the SEC since such date. As of their respective dates, the UEC SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such UEC SEC Documents, and none of the UEC SEC Documents contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of UEC included in the UEC SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments and other adjustments discussed therein) the consolidated financial position of UEC and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of UEC and its consolidated Subsidiaries for the periods presented therein.

          (e) Information Supplied. None of the information supplied or to be supplied by UEC or any of its Subsidiaries for inclusion or incorporation by reference in the S-4 will, at the time the S-4 is filed with the SEC or when it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by UEC or any of its Subsidiaries and included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of NDS or at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to UEC or any of its Subsidiaries, or with respect to other information supplied by UEC or any of its Subsidiaries for inclusion in the Proxy Statement or S-4, shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC. The Proxy Statement, insofar as it relates to UEC or Subsidiaries of UEC or other information supplied by UEC or any of its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representations or warranties are made by UEC with respect to statements made or incorporated by reference therein based on information supplied by NDS or any of NDS's Subsidiaries.

          (f) Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the UEC SEC Documents or on Section 3.2(f) to the

UEC Disclosure Letter, or except as contemplated by the Merger Agreement, since December 31, 1998 there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of UEC's capital stock; (ii) any amendment of any material term of any outstanding equity security of UEC or any Subsidiary; (iii) any material change in any method of accounting or accounting practice by UEC or any Subsidiary; or (iv) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that would have a Material Adverse Effect on UEC.

          (g) No Undisclosed Material Liabilities. Except as disclosed in the UEC SEC Documents or on Section 3.2(g) to the UEC Disclosure Letter, there are no liabilities of UEC or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Material Adverse Effect on UEC, other than: (i) liabilities adequately provided for on the balance sheet of UEC dated as of December 31, 1998 (including the notes thereto) contained in UEC's Annual Report on Form 10-K for the year ended December 31, 1998 or (ii) liabilities incurred in the ordinary course of business since December 31, 1998.

          (h) Litigation. Except as disclosed in the UEC SEC Documents or on Section 3.2(h) to the UEC Disclosure Letter, there is no (i) suit, action or proceeding pending or, to the best knowledge of UEC, threatened against or affecting UEC or any Subsidiary of UEC ("UEC Litigation"), or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against UEC or any Subsidiary of UEC that (in any case) would have a Material Adverse Effect on UEC or prevent UEC from consummating the transactions contemplated by this Merger Agreement.

          (i) No Vote Required. No vote of the holders of any class or series of UEC capital stock is necessary to approve the Merger Agreement or the transactions contemplated hereby, including, without limitation, the issuance of UEC Common Stock.

          (j) Material Contracts and Agreements. All material contracts of UEC or its Subsidiaries have been included in the UEC SEC Documents unless not required to be included pursuant to the rules and regulations of the SEC.
Section 3.2(j) of the UEC Disclosure Letter sets forth a list of all written or oral contracts, agreements or arrangements to which UEC or any of its Subsidiaries or any of their respective assets are bound which meet the definition of material contracts set forth in Section 6.01 of Regulation S-K promulgated under the Securities Act and which have not been included in the UEC SEC Documents.

          (k) Broker Fees. No broker or finder has acted for UEC in connection with this Merger Agreement and no broker or finder is entitled to any brokerage or finders fee or to any commission in respect thereof based upon arrangements or understandings made by or on behalf of UEC.

                                   ARTICLE IV
                COVENANTS RELATING TO CONDUCT OF BUSINESS OF NDS

     4.1 Conduct of Business by NDS Pending the Merger. During the period from the date of this Merger Agreement and continuing until the Effective Time, NDS agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Merger Agreement, or to the extent that UEC shall otherwise consent in writing):

          (a) Ordinary Course. Except as provided on Section 4.1(a) to the NDS Disclosure Letter, each of NDS and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it, in each case consistent with past practices, to the end that its goodwill and ongoing business shall not be impaired in any material respect to the fullest extent reasonably possible at the Effective Time.

          (b) Dividends; Changes in Stock. Except as provided on Section 4.1(b) to the NDS Disclosure Letter, NDS shall not and it shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends from a Subsidiary of NDS to NDS or another Subsidiary of NDS; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of NDS capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of NDS's capital stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing employee benefit plan.

          (c) Issuance of Securities. Except as provided on Section 4.1(c) to the NDS Disclosure Letter, NDS shall not, and it shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt (i.e. debt securities or preferred stock having any rights to vote at any meeting of stockholders) or convertible securities, other than: (i) the issuance of NDS Common Stock upon the exercise of the NDS Stock Options granted under the NDS Stock Plans that are outstanding on the date hereof, or in satisfaction of stock grants or stock-based awards made prior to the date hereof pursuant to the NDS Stock Plans; (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent; and (iii) the NDS Stock Options contemplated by Annex B.

          (d) Governing Documents. Except as contemplated hereby or in connection herewith, neither NDS nor any of its Subsidiaries shall amend or propose to amend its Certificate of Incorporation or Bylaws.

          (e) No Acquisitions. NDS shall not and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof without the prior written consent of UEC.

          (f) No Dispositions. Other than: (i) dispositions or proposed dispositions listed on Section 4.1(f) to the NDS Disclosure Letter; or (ii) sales or leases in the ordinary course of business consistent with past practice, NDS shall not and it shall not permit any of its Subsidiaries to sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets without the prior written consent of UEC.

          (g) No Dissolution, Etc. Except as otherwise permitted or contemplated by this Merger Agreement, NDS shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of NDS or any of its Subsidiaries.

          (h) Certain Employee Matters. Except as set forth on Section 4.1(h) to the NDS Disclosure Letter or as may be required by applicable law or any agreement to which NDS or any NDS ERISA Affiliate is a party on the date hereof or as expressly contemplated by this Merger Agreement, NDS shall not, nor shall it permit any NDS ERISA Affiliate to:

                (i) amend, or increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under, any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, and maintained by, contributed to or entered into by, NDS or any NDS ERISA Affiliate, including, without limitation, the existing NDS Benefit Plans except in the ordinary course of business consistent with past practice and as approved in advance by UEC in writing, such approval not to be unreasonably withheld;

                (ii) increase (or enter into any contract, agreement, commitment or arrangement to increase in any manner) the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, of NDS or any NDS ERISA Affiliate, except increases in the ordinary course of business consistent with past practice;

                (iii) adopt, establish or implement any plan, policy or other arrangement providing for any form of benefits or other compensation to any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, of NDS or any NDS ERISA Affiliate;

                (iv) enter into or amend any employment agreement, severance agreement, or other contract, agreement or arrangement with any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, of NDS or any NDS ERISA Affiliate; or

                (v) pay or agree to pay any pension, retirement allowance or other benefit not required or contemplated by any of the existing NDS Benefit Plans as in effect on the date of this Merger Agreement to any current or former director, officer, employee or independent contractor who would be deemed to be an employee under applicable guidelines published by the IRS, of NDS or any NDS ERISA Affiliate.

          (i) Indebtedness; Leases; Capital Expenditures. Except as set forth on Section 4.1(i) to the NDS Disclosure Letter, NDS shall not, nor shall NDS permit any of its Subsidiaries to,
                    (A) incur any indebtedness for
                    borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of NDS or any of its Subsidiaries or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of NDS or any of its Subsidiaries in connection with any indebtedness thereof, except for those securing purchase money indebtedness or (C) commit to aggregate capital expenditures in excess of $100,000 during any calendar month, except as approved in advance in writing by UEC, such approval not to be unreasonably withheld.

          (j) Taxes. Neither NDS nor any of its Subsidiaries shall make any material election relating to Taxes or compromise any material Tax liability.

          (k) Accounting. Neither NDS nor any of its Subsidiaries shall change any material accounting principle used by it, except as required by statement, rules or regulations promulgated by the Financial Accounting Standards Board (the "FASB") or the SEC.

     4.2        No Solicitation.

          (a) NDS will not, and will not authorize or permit any of its officers, directors, agents and other representatives or those of any of its Subsidiaries (collectively, "NDS Representatives") to, and will not authorize any employee of NDS or any of its Subsidiaries to and on becoming aware of will take all reasonable actions to stop the employee from continuing to, directly or indirectly, solicit or initiate or encourage (including by way of furnishing information) any prospective buyer or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any person, or engage in any discussions or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that, notwithstanding any other provision of this Merger Agreement, NDS may, prior to the vote of the stockholders of NDS for approval of the Merger, but not thereafter if the Merger is approved thereby, in response and only in response to a written request made without any solicitation, initiation, encouragement, discussion or negotiation by NDS or any NDS Representatives, furnish information concerning NDS to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms (provided that the NDS Board of Directors may, if required by its fiduciary duties, permit an offer to be received from such group in accordance with the terms of such confidentiality agreement) as the Confidentiality Agreements between NDS and UEC described in Section 5.1 hereof, provided that the Board of Directors of NDS shall conclude in good faith on the basis of, among other things, advice of outside counsel to NDS that such action is necessary in order for the Board of Directors of NDS to act in a manner that is required by its fiduciary obligations under applicable law. NDS shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by NDS or any NDS Representatives with respect to any Acquisition Proposal existing on the date hereof. NDS will promptly notify UEC of the pendency of any negotiations respecting, or the receipt of, any Acquisition Proposal. It is understood that any violation of this Section 4.2 by NDS or any NDS Representative shall be deemed a material breach of this Merger Agreement by NDS. As used in this Merger Agreement, "Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer by UEC, for a tender or exchange offer, a merger, consolidation or other business combination involving NDS or any Subsidiary of NDS or any proposal to acquire in any manner a substantial (15% or more) equity interest in, or substantial portion of the assets of, NDS or any of its Subsidiaries.

          (b) Neither the Board of Directors of NDS nor any committee thereof shall, except in connection with the termination of this Merger Agreement pursuant to Section 7.1(a), (b) or
                    (d), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to UEC or Sub, the approval or recommendation by the Board of Directors of NDS or any such committee of this Merger Agreement or the Merger, or take any action having such effect, or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of NDS receives an Acquisition Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on, among other things, the advice of outside counsel), it determines to be a Superior Proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Merger Agreement or the Merger and may (subject to the following sentence) terminate this Merger Agreement, in each case at any time after midnight on the fifth business day following UEC's receipt of written notice (a "Notice of Superior Proposal") advising UEC that the Board of

                    Directors has received an Acquisition Proposal that it has determined to be a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the party making such Superior Proposal. NDS may terminate this Merger Agreement pursuant to the preceding sentence only if the stockholders of NDS shall not yet have voted upon the Merger and NDS shall have paid to UEC the Termination Fee (as defined in Section 7.2(b)). Any of the foregoing to the contrary notwithstanding, NDS may engage in discussions with any party that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal (as opposed to any further negotiated proposal) is a Superior Proposal. Nothing contained herein shall prohibit NDS from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) following UEC's receipt of a Notice of Superior Proposal.

          (c) For purposes of this Merger Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, all of the NDS Common Stock then outstanding or all or substantially all of the assets of NDS and its Subsidiaries, and otherwise on terms that a majority of the disinterested members of the Board of Directors of NDS determines in its good faith reasonable judgment to be more favorable to NDS's stockholders than the Merger. In reaching such good faith determination, the Board of Directors of NDS will give significant consideration to whether an Acquisition Proposal includes definite financing.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

     5.1 Access to Information. Upon reasonable notice, NDS shall afford to the officers, employees, accountants, counsel and other representatives of UEC, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, NDS shall furnish promptly to UEC (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as UEC may reasonably request. UEC and NDS agree that they will not use any information obtained pursuant to this Section 5.1 for any purpose unrelated to the consummation of the transactions contemplated by this Merger Agreement. The Confidentiality Agreements dated as of March 1, 1999 and April 25, 1999, respectively, between UEC and NDS (the "Confidentiality Agreements") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

     5.2 NDS Stockholders' Meeting. NDS shall call a meeting of its stockholders to be held as promptly as practicable after the date hereof for the purpose of voting upon this Merger Agreement and the Merger. Subject to Sections 4.2(a) and (b), NDS will, through its Board of Directors, recommend to its stockholders approval of such matters and not rescind such recommendation and shall use its best efforts to obtain approval and adoption of this Merger Agreement and the Merger by its stockholders. NDS shall use all reasonable efforts to hold such meeting as soon as practicable after the date upon which the S-4 becomes effective.

     5.3 Legal Conditions to Merger. Except as otherwise provided herein, each of NDS, UEC and Sub will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the Merger (including, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of NDS and UEC will, and will cause its respective Subsidiaries to, take all actions reasonably necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by (including requests for waivers or no action letters from the Securities and Exchange Commission), any Governmental Entity or court required to be obtained or made by NDS, UEC or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Merger Agreement. UEC shall (and NDS shall if required) file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. UEC (and NDS if required) agrees to use reasonable efforts to promptly respond to any request for additional information pursuant to Section
(e)(1) of the HSR Act.

     5.4        Intentionally Omitted.

     5.5 Stock Options. At the Effective Time, each outstanding option to purchase NDS Common Stock and any stock appreciation rights related thereto that has been granted pursuant to the NDS Stock Plans and any warrant to acquire NDS Common Stock (an "NDS Stock Option"), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such NDS Stock Option, a number of shares of UEC Common Stock equal to the number of shares of NDS Common Stock purchasable pursuant to such NDS Stock Option multiplied by the Conversion Number, at a price per share equal to the per-share exercise price for the shares of NDS Common Stock purchasable pursuant to such NDS Stock Option divided by the Conversion Number; provided, however, that in the case of any NDS Stock Option to which Code
Section 421 applies by reason of its qualification under any of the Code Sections 422-424, the exercise price and number of shares subject to such option shall be determined in a manner that meets the requirements for issuing or assuming a stock option in a transaction to which Code Section 424(a) applies and provided further, that the number of shares of UEC Common Stock that may be purchased upon exercise of such NDS Stock Option shall not include any fractional share and, upon exercise of such NDS Stock Option, a cash payment shall be made for any fractional share based upon the closing price of a share of UEC Common Stock on the AMEX on the last trading day of the calendar month immediately preceding the date of exercise.

     5.6        Indemnification; Directors' and Officers' Insurance.

          (a) NDS shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of NDS or any of its Subsidiaries or an employee of NDS or any of its Subsidiaries who acts as a fiduciary under any NDS Benefit Plans (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or such employee of NDS or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (including arising out of or relating to the Merger, the consummation of the transactions contemplated herein, and any action taken in connection therewith) ("Indemnified Liabilities"). Any Indemnified Party wishing to claim indemnification under this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify NDS (or after the Effective Time, UEC and the Surviving Corporation), but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.6, except to the extent such failure materially prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (b) All rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Certificate of Incorporation or by-laws of NDS or its Subsidiaries and in any indemnification agreements to which they are parties shall survive the Merger, including the right to advancement of expenses as incurred to the fullest extent permitted by Delaware law, and the Surviving Corporation shall continue such indemnification rights for acts or omissions prior to the Effective

                    Time in full force and effect in accordance with their terms and UEC shall be financially responsible therefor. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, and his or her heirs and representatives. No party shall enter into any settlement regarding the foregoing without prior approval of the Indemnified Party, which approval shall not be unreasonably withheld.

     5.7 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

     5.8        Intentionally Omitted.

     5.9 Public Announcements. UEC and NDS will agree with each other with respect to the contents thereof before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Merger Agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system (but shall still provide a copy of such release to the other party).

     5.10 Other Actions. Except as contemplated by this Merger Agreement, neither UEC nor NDS shall, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VI not being satisfied.

     5.11 Advice of Changes; SEC Filings. UEC and NDS shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on UEC or NDS, as the case may be. NDS and UEC shall promptly provide each other (or their respective counsel) copies of all filings (other than HSR filings) made by such party with the SEC or any other state or federal Governmental Entity in connection with this Merger Agreement and the transactions contemplated hereby.

     5.12 Reorganization It is the intention of UEC and NDS that the Merger will qualify as a reorganization described in Section 368(a) of the Code (and any comparable provisions of applicable state law). Neither NDS nor UEC (or any of their respective Subsidiaries) will take or omit to take any action (whether before, on or after the Closing Date) that would cause the Merger not to be so treated. The parties will characterize the Merger as such a reorganization for purposes of all Returns and other filings.

     5.13       Intentionally Omitted.

     5.14 Letter of NDS's Accountants. NDS shall use its best efforts to cause to be delivered to UEC a letter of Robinson Burdette Martin & Cowan, L.L.P., NDS's independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to UEC, in form and substance reasonably satisfactory to UEC and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4. In connection with NDS's efforts to obtain such letter, if requested by Robinson Burdette Martin & Cowan L.L.P., UEC shall provide a representation letter to Robinson Burdette Martin & Cowan, L.L.P. complying with SAS 72, if then required.

     5.15 Stock Options. On the first business day following announcement of this Merger Agreement to the public, NDS shall grant the NDS Stock Options described on Annex B pursuant to option agreements approved by UEC. UEC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of UEC Common Stock for delivery upon exercise of the NDS Stock Options assumed by UEC in accordance with Section 2.1(d) and Section 5.5 of the Merger Agreement. As soon as possible after the Effective Time, UEC shall file with the SEC a registration statement on Form S-8 (or any successor form) with respect to the shares of UEC Common Stock subject to the NDS Stock Options (to the extent such shares of UEC Common Stock are permitted to be registered on Form S-8).

     5.16 Other Benefits. At UEC's request, such request deemed made hereby, NDS shall award to each of S. Howard Norton, III and John W. Norton a $40,000 stay bonus to be paid by NDS to such individual contemporaneously with the closing of the transactions contemplated by this Merger Agreement. In addition, UEC requires, and Sherman H. Norton, Jr. and NDS agree, as a condition to the Merger, (i) to amend Mr. Norton's existing employment agreement so that it does not require Mr. Norton to provide any services to NDS or UEC or their Subsidiaries following the Merger and (ii) to enter into a consulting/employment agreement that requires UEC to pay Mr. Norton an aggregate fee/salary at $25,000, provided such agreement shall not require Mr. Norton to provide any services to UEC or Norton or any of their respective Subsidiaries.

     5.17 Employment Agreements. S. Howard Norton, III and John W. Norton and UEC agree to negotiate in good faith new 3-year employment agreements with tailing 1 year non-compete arrangements and salaries at least equal to their current annual salaries and benefits substantially similar to their current benefits on the date of this Merger Agreement.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) NDS Stockholder Approval. This Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of NDS Common Stock entitled to vote thereon.

          (b) AMEX Listing. The shares of UEC Common Stock issuable to NDS stockholders pursuant to this Merger Agreement shall have been authorized for listing on the AMEX upon official notice of issuance.

          (c) Other Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on UEC (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

          (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section
                    5.7 hereof and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Merger Agreement.

      6.2 Conditions of Obligations of UEC and Sub. The obligations of UEC and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by UEC:

          (a) Representations and Warranties. Each of the representations and warranties of NDS set forth in this Merger Agreement shall be true and correct in all material respects as of the date of this Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.1 hereof) would not have a Material Adverse Effect on NDS, and UEC shall have received a certificate dated the Closing Date on behalf of NDS from a duly authorized officer of NDS to that effect.

          (b) Performance of Obligations of NDS. NDS shall have performed in all material respects all obligations required to be performed by it under this Merger Agreement at or prior to the Closing Date.

          (c)       Intentionally Omitted.

          (d) Certifications and Opinion. NDS shall have furnished UEC with:

                (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of NDS approving this Merger Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the stockholders of NDS;

                (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding shares of NDS Common Stock approving the Merger and the transactions contemplated hereby; and

                (iii) a favorable opinion, dated the Closing Date, in customary form and substance, of Solovay Edlin & Eiseman, P.C., counsel to NDS, dated the Closing Date to the effect that:

(A) NDS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement;

(B) NDS has the requisite corporate power to effect the Merger as contemplated by this Merger Agreement; the execution and delivery of this Merger Agreement did not, and the consummation of the Merger will not, violate any provision of NDS's Certificate of Incorporation or Bylaws; and upon the filing by the Surviving Corporation of the Certificate of Merger, the Merger shall become effective;

(C) Each of NDS's Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power to own its properties and assets and to carry on its business as presently conducted; and

(D) The Board of Directors of NDS has taken all action required by the DGCL and its Certificate of Incorporation or its Bylaws to approve the Merger and to authorize the execution and delivery of this Merger Agreement and the transactions contemplated hereby; the Board of Directors and the stockholders of NDS have taken all action required by the DGCL and NDS's Certificate of Incorporation and By-Laws to authorize the Merger in accordance with the terms of this Merger Agreement; and this Merger Agreement is a valid and binding agreement of NDS enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally or governing the availability of equitable relief; and

          (e) Good Standing Certificates. NDS shall have furnished UEC with good standing and existence certificates for NDS and its Subsidiaries from their respective jurisdictions of incorporation and other jurisdictions as UEC shall reasonably request.

          (f) Tax Opinion. UEC shall have received an opinion, satisfactory to the receiving person, dated on or about the date that is two days prior to the date the Proxy Statement is first mailed to stockholders of NDS, of Fulbright & Jaworski L.L.P., to the effect that, if the Merger is consummated in accordance with the terms of this Merger Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, UEC, Sub and NDS will each be a party to that reorganization within the meaning of Section 368(b) of the Code and no gain or loss will be recognized by UEC or Sub as a result of the Merger, which opinion shall not have been withdrawn or modified in any material respect. A second opinion, reconfirming the foregoing and dated as of the Closing Date, satisfactory to the receiving person, shall have been issued to UEC. In rendering such opinions, such counsel may receive and rely upon representations of fact contained in certificates of UEC, Sub and NDS.

     6.3 Conditions of Obligations of NDS. The obligation of NDS to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by NDS:

          (a) Representations and Warranties. Each of the representations and warranties of UEC and Sub set forth in this Merger Agreement shall be true and correct in all material respects as of the date of this Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.2 hereof) would not have a Material Adverse Effect on UEC, and NDS shall have received a certificate dated the Closing Date by a duly authorized officer of UEC to that effect.

          (b) Performance of Obligations of UEC and Sub. UEC and Sub shall have performed in all material respects all obligations required to be performed by them under this Merger Agreement at or prior to the Closing Date.

          (c) Certifications and Opinion. UEC shall have furnished NDS with:

                (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of UEC and Sub approving this Merger Agreement and consummation of the Merger and the transactions contemplated hereby;

                (ii) a favorable opinion, dated the Closing Date, in customary form and substance, of Fulbright & Jaworski LLP, Counsel to UEC, to the effect that:

(A) Each of UEC and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in its Annual Report on Form 10-K for the year ended December 31, 1998; UEC and Sub each has the requisite corporate power to effect the Merger as contemplated by this Merger Agreement; the execution and delivery of this Merger Agreement did not, and the consummation of the Merger will not, violate any provision of UEC's or Sub's Certificate of Incorporation or Bylaws; and upon the filing by the Surviving Corporation of the Certificate of Merger, the Merger shall become effective;

(B) The respective Board of Directors of UEC and Sub have taken all action required under its jurisdiction of incorporation, its Certificate of Incorporation or its Bylaws to authorize the execution and delivery of this Merger Agreement and the transactions contemplated hereby, and to authorize the Merger in accordance with the terms of this Merger Agreement; and this Merger Agreement is a valid and binding agreement of UEC and Sub enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally or governing the availability of equitable relief; and

(C) The shares of UEC Common Stock to be delivered to the holders of NDS Common Stock pursuant to Article II are duly authorized and when issued and delivered as contemplated by this Merger Agreement will be legally and validly issued and fully paid and nonassessable and no stockholders of UEC shall have any preemptive rights with respect thereto either pursuant to the organizational documents of UEC or under applicable law of the jurisdiction of UEC's organization.

          (d) Tax Opinion. NDS shall have received an opinion, satisfactory to NDS, dated on or about the date that is two days prior to the date the Proxy Statement is first mailed to stockholders of NDS, a copy of which will be furnished to UEC, of outside counsel reasonably satisfactory to NDS, to the effect that, if the Merger is consummated in accordance with the terms of this Merger Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, UEC, Sub and NDS will each be a party to that reorganization within the meaning of Section 368(b) of the Code, no gain or loss will be recognized by the stockholders of NDS as a result of the Merger upon the conversion of shares of NDS Common Stock into shares of UEC Common Stock and no gain or loss will be recognized by NDS as a result of the Merger, which opinion shall not have been withdrawn or modified in any material respect. A second opinion, reconfirming the foregoing and dated as of the Closing Date, shall have been issued to NDS and a copy shall have been provided to UEC. In rendering such opinions, such counsel may receive and rely upon representations of fact contained in certificates of UEC, Sub and NDS.

          (e) Fairness Opinion. Houlihan Lokey Howard & Zukin has not revoked, modified or changed its opinion referred to in
                    Section 3.1(p) in any manner adverse to the holders of the NDS Common Stock.

                                   ARTICLE VII
                            TERMINATION AND AMENDMENT

      7.1 Termination. This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of NDS:

          (a) by mutual written consent of NDS and UEC, or by mutual action of their respective Boards of Directors;

          (b) by either NDS or UEC if (i) the Merger shall not have been consummated by December 31, 1999 (provided that the right to terminate this Merger Agreement under this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) any required approval of the stockholders of NDS shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

          (c) by UEC if (i) for any reason NDS fails to use its reasonable best efforts to call and hold a stockholders' meeting for the purpose of voting upon this Merger Agreement and the Merger by December 31, 1999; (ii) NDS shall have failed to comply in any material respect with any of the covenants or agreements contained in this Merger Agreement to be complied with or performed by NDS at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by NDS of notice of such breach and is existing at the time of termination of this Merger Agreement); (iii) any representations and warranties of NDS contained in this Merger Agreement shall not have been true when made (provided such breach has not been cured within 30 days following receipt by NDS of notice of such breach and is existing at the time of termination of this Merger Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in
                    Section 3.1 hereof) would not have
                    a Material Adverse Effect on NDS; or (iv) the Board of Directors of NDS or any committee thereof (A) withdraws, modifies or changes its recommendation of this Merger Agreement or the Merger in a manner adverse to the UEC or shall have resolved to do any of the foregoing, or (B) approves or recommends, or proposes to approve or recommend, any Acquisition Proposal. For purposes of determining whether a representation or warranty is true or correct for purposes of this Section 7.1(c), the qualifications and information set forth in Annex C shall not be considered and shall be deemed not made.

          (d) by NDS if (i) UEC or Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Merger Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by UEC of notice of such breach and is existing at the time of termination of this Merger Agreement); (ii) any representations and warranties of UEC or Sub contained in this Merger Agreement shall not have been true when made (provided such breach has not been cured within 30 days following receipt by UEC of notice of such breach and is existing at the time of termination of this Merger Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in
                    Section 3.2 hereof) would not have a Material Adverse Effect on UEC; or (iii) pursuant to Section 4.2(b).

          (e) By NDS if by June 30, 1999, UEC has not given NDS reasonable assurance that the S-4 will be declared effective by the SEC in sufficient time to consummate the Merger by December 31, 1999.

     7.2        Effect of Termination.

          (a) In the event of termination of this Merger Agreement by either NDS or UEC as provided in Section 7.1, this Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of NDS or UEC except (i) with respect to this Section 7.2, the second and third sentences of Section 5.1 and Section 8.1, and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties or of any of its covenants or agreements, in each case, as set forth in this Merger Agreement except as provided in Section 8.9.

          (b) If UEC or NDS, as applicable, terminates this Merger Agreement pursuant to Section 4.2(b) or Sections 7.1(c)(iv)(B), NDS shall immediately pay UEC a fee of $1.0 million (the "Termination Fee") in cash or by wire transfer of immediately available funds to an account designated by UEC.

          (c)       If UEC terminates this Merger Agreement pursuant to
                    Section 7.1(c)(iv)(A) and NDS consummates a transaction pursuant to an Acquisition Proposal on or prior to September 30, 2000, NDS shall pay to UEC the Termination Fee. The Termination Fee payable under this Section 7.2(c) shall be payable on the consummation of such transaction.

          (d) NDS also agrees to pay to UEC the Termination Fee if (i) after the date hereof and before the termination of this Merger Agreement, an Acquisition Proposal shall have been made and publicly announced by any party, (ii) the stockholders of NDS shall not have approved the Merger and
                    (iii) on or prior to September 30, 2000, NDS consummated a transaction pursuant to an Acquisition Proposal. The Termination Fee payable under this Section 7.2(d) shall be payable on the consummation of such transaction.

          (e) If this Agreement shall be terminated pursuant to Sections 7.1(c)(i), 7.1(c)(ii) or 7.2(c)(iii), then NDS shall pay UEC any and all expenses (not to exceed $400,000) incurred by UEC directly attributable to the proposed acquisition of NDS including negotiation and execution of this Agreement and the attempted completion of the Merger. Each such expense shall be paid within thirty days after UEC shall have submitted the written request for payment of such expense except that in the event NDS shall in good faith raise any question as to whether any particular expense is payable by NDS under this subsection (e), then NDS shall be entitled to delay payment of such expense until UEC shall supply documentation sufficient to establish that the particular expense is payable under the standards specified in this subsection (e). In no event shall any request for additional documentation to which UEC shall be entitled under this subsection (e) of itself entitle NDS to delay payment of any other expense owed by NDS under this subsection (e). If NDS shall for any reason fail to make payment specified herein at the time required, then NDS shall pay UEC on demand interest at a per annum rate equal to 300 basis points in excess of the prime rate (as reported in the Wall Street Journal) (or the maximum lawful rate if lesser than such rate) on the amount remaining unpaid from that time until such payment shall be received by UEC and shall also reimburse UEC for all attorney's fees and other expenses which UEC shall reasonably incur to enforce its rights to such payment.

          (f) If this Agreement shall be terminated pursuant to Sections 7.1(d)(i) or 7.1(d)(ii), then UEC shall pay NDS any and all expenses (not to exceed $250,000) (the "NDS Expense Amount") incurred by NDS directly attributable to the proposed acquisition of NDS including negotiation and execution of this Merger Agreement and the attempted completion of the Merger. Each such expense shall be paid within thirty days after NDS shall have submitted the written request for payment of such expense except that in the event NDS shall in good faith raise any question as to whether any particular expense is payable by UEC under this subsection
                    (f), then UEC shall be entitled to delay payment of such expense until NDS shall supply documentation sufficient to establish that the particular expense is payable under the standards specified in this subsection (f). In no event shall any request for additional documentation to which UEC shall be entitled under this subsection (f) of itself entitle UEC to delay payment of any other expense owed by UEC under this subsection (f). If UEC shall for any reason fail to make payment specified herein at the time required, then UEC shall pay NDS on demand interest at a per annum rate equal to 300 basis points in excess of the prime rate (as reported in the Wall Street Journal) (or the maximum lawful rate if lesser than such rate) on the amount remaining unpaid from that time until such payment shall be received by NDS and shall also reimburse NDS for all attorney's fees and other expenses which NDS shall reasonably incur to enforce its rights to such payment. In addition, in the event NDS has terminated the Merger Agreement pursuant to Section 7.1(d)(i) and UEC's failure to materially comply with such agreements or covenants was due to circumstances or events reasonably within its control or primarily caused by it, UEC shall pay, in addition to the NDS Expense Amount, the sum of $250,000 (the "NDS Termination Fee"). In addition, in the event NDS has terminated the Merger Agreement pursuant to Section 7.1(e) of the Merger Agreement, UEC shall pay, in addition to the NDS Expense Amount, the sum of $125,000; provided, however, such amount shall be paid in lieu of (and not in addition to) the NDS Termination Fee.

          (g) The parties hereto agree that the agreements contained in this Section 7.2 are an integral part of this transactions contemplated by this Merger Agreement and constitute liquidated damages, and each party's sole and exclusive remedy in the event of termination of this Merger Agreement, and not a penalty.

      7.3 Amendment. This Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of NDS, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 Payment of Expenses. Except as set forth in Section 7.2, each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Merger Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated.

     8.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except (i) for the agreements contained in Sections 2.1, 2.2, 5.5, 5.6,
5.12 and 7.2 and this Article VIII and (ii) as otherwise provided in Section
8.4. The Confidentiality Agreements shall survive the execution and delivery of this Merger Agreement, and the provisions of the Confidentiality Agreements shall apply to all information and material delivered hereunder.

     8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                           (a)      if to UEC or Sub, to:
                                    16800 Greenspoint Park, Suite 225 N
                                    Houston, Texas 77060
                                    Attention: Chief Financial Officer
                                    Fax: (281) 875-9145

                                    with a copy to:

                                    Fulbright & Jaworski L.L.P.
                                    1301 McKinney, Suite 5100
                                    Houston, Texas 77010
                                    Attention: Charles L. Strauss, Esquire
                                    Fax: (713)651-5246

                           and (b) if to NDS, to:

                                    Norton Drilling Services, Inc.
                                    5211 Brownfield Highway, Suite 230
                                    Lubbock, Texas 79407
                                    Attention: Howard Norton, President
                                    Fax: (806) 785-8420

                           with a copy to:

                                    Solovay Edlin & Eiseman, P.C.
                                    845 Third Avenue
                                    New York, New York 10022
                                    Attention: Michael B. Solovay, Esq.
                                    Fax: (212) 355-4608


     8.4 Limited Joinder by Primary Stockholders. In order to induce UEC and Sub to enter into this Merger Agreement, each of the Primary Stockholders agree as follows:

          (a) General Indemnity by the Primary Stockholders. The Primary Stockholders, jointly and severally covenant and agree that such Primary Stockholders will indemnify, hold harmless and defend UEC and Sub and their respective officers, directors, employees, agents, representatives and affiliates (including NDS and its Subsidiaries) and their respective heirs, legal representatives, successors and assigns (collectively, the "UEC Indemnified Parties"), at all times from and after the Closing Date, from and against 20% of any claims, liabilities, obligations, losses, damages, costs, expenses (including reasonable attorney's fees and costs and expenses of investigation) ("Damages") of or to any of UEC Indemnified Parties that may now or in the future be paid, incurred or suffered by any UEC Indemnified Party or asserted against any UEC Indemnified Party by any person resulting or arising from or incurred in connection with any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of any party hereto other than UEC or Sub under this Merger Agreement or from any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to UEC or Sub pursuant to the terms of this Merger Agreement.

          (b) Indemnification Basket; Limitation; Effect of Materiality Qualifiers; Pro Rata Obligation.

                (i) For purposes of determining whether there has been a misrepresentation or breach of a representation or warranty for purposes of this Section 8.4 only, all representations and warranties shall be deemed to have been made with the following qualifier: "To the Primary Stockholders' knowledge after thorough investigation". There shall be no indemnification under Section 8.4(a) for a misrepresentation or breach of a representation or warranty recoverable against a party obligated to provide indemnification under Section 8.4(a) until the Damages (gross, without reduction to the Primary Stockholders 20% proportionate share) for which indemnification is sought from such party (for this purpose, the Primary Stockholders shall be deemed a single party) exceed $250,000 in the aggregate (the "Basket Amount"), and once all such Damages (gross, without reduction to the Primary Stockholders 20% proportionate share) exceed the Basket Amount, such party shall be obligated to the UEC Indemnified Parties for any and all such Damages exceeding the Basket Amount. In addition, the Primary Stockholders obligation to provide indemnification under Section 8.4(a) shall be limited in the aggregate to payments to all UEC Indemnified Parties of $1,500,000.

                (ii) For purposes of the indemnification under Section 8.4(a), all representations and warranties shall be deemed to survive until December 31, 2000 (the "Survival Period"). Any claim for indemnification with respect to a misrepresentation or breach of a representation or warranty breach or inaccuracy must be made within the Survival Period. Any claim for indemnification that is made during the Survival Period for making such claim shall remain in effect for purposes of such indemnification and all matters relating to such claim, including counterclaims and other claims arising out of or relating to the same general matter, notwithstanding such claim may not be resolved within the Survival Period.

                (iii) For purposes of determining the right of a party to make a claim for indemnification for a misrepresentation or breach of representation or warranty under Section 8.4(a), all representations and warranties that have been made subject to a materiality or dollar qualification (including any Material Adverse Effect) shall be deemed to have been made without that qualification, it being understood and agreed that the threshold provided for above under the "Basket Amount" is intended to be the only materiality qualification for such matters for purposes of indemnification.

          (c) Waiver of Contribution. Any claim for indemnification made by any UEC Indemnified Party pursuant to this Section 8.4 shall be asserted against the Primary Stockholders and their heirs, legal representatives, successors and assigns. Such Primary Stockholders hereby expressly acknowledges and agrees that such Primary Stockholder shall be liable and responsible therefor to the extent provided in this Section
                    8.4 and that it shall not seek or receive indemnification or contribution from NDS or its Subsidiaries, with respect to such claim for indemnification.

          (d) Covenant Not to Compete With the Business. Each of the Primary Stockholders agrees that, effective as of the Closing Date, for a period of three years thereafter in all jurisdictions other than Louisiana, which shall be applicable for two years only, such Primary Stockholder will not, and will cause each of his Affiliates to not, without the consent of UEC, directly or indirectly, provide contract land drilling services in the State of Texas, Oklahoma, New Mexico and Louisiana (including all parishes therein) and the country of Mexico except for the account of UEC and its Affiliates. The Primary Stockholders acknowledge that a remedy at law for any breach or attempted breach of this
                    Section 8.4(d) will be inadequate and further agree that any breach of this Section 8.4(d) will result in irreparable harm to NDS and UEC and NDS and UEC shall, in addition to any other remedy that may be available to either of them, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. The Primary

                    Stockholders acknowledge that this covenant not to compete is being provided as an inducement to UEC to consummate the Merger and that this Section 8.4(d) contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of UEC and NDS. Whenever possible, each provision of this Section 8.4(d) shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Section 8.4(d) shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 8.4(d). If any provision of this Section 8.4(d) shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 8.4(d) but shall be confined in its operation to the provision of this Section 8.4(d) directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 8.4(d) should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

     8.5 Interpretation: Certain Definitions. When a reference is made in this Merger Agreement to Sections, such reference shall be to a Section of this Merger Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement. Whenever the word "include," "includes" or "including" is used in this Merger Agreement, it shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Merger Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Merger Agreement, "affiliate" means, as to the person specified, any person controlled, controlled by, or under common control with such person, and "person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust or other entity.

     8.6 Counterparts. This Merger Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.7 Entire Agreement; No Third-Party Beneficiaries. This Merger Agreement (together with the Confidentiality Agreement, and any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) except as provided in Section 5.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     8.8 Governing Law. This Merger Agreement shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

     8.9 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Merger Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Merger Agreement or makes the Merger Agreement impossible to perform in which case this Merger Agreement shall terminate pursuant to Article VII hereof. Except as otherwise contemplated by this Merger Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section 5.3 hereof or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     8.10 Assignment. Neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly formed direct or indirect wholly owned Subsidiary of UEC. Subject to the preceding sentence, this Merger Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.11 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Texas, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court sitting in Texas in the event any dispute between the parties hereto arises out of this merger Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Merger Agreement in any court other than a Federal or state court sitting in Texas.

                      <SIGNATURES BEGIN ON FOLLOWING PAGE>

        IN WITNESS WHEREOF, each of the following individuals has caused this Merger Agreement to be signed, and each party that is not an individual has caused this Merger Agreement to be signed, by its respective officers thereunto duly authorized, all as of the date first written above.


                                          UTI ENERGY CORP.


                                          By: /s/ John E. Vollmer III
                                              ----------------------------------
                                                    John E. Vollmer III
                                                  Chief Financial Officer


                                          NDS ACQUISITION CORP.


                                          By:  /s/ John E. Vollmer, III
                                              ----------------------------------
                                                     John E. Vollmer III
                                                   Chief Financial Officer


                                          NORTON DRILLING SERVICES, INC.


                                          By: /s/ S. Howard Norton. III
                                              ----------------------------------
                                                    S. Howard Norton, III
                                                          President


                                          PRIMARY STOCKHOLDERS


                                              /s/ Sherman Norton
                                              ----------------------------------
                                                        Sherman Norton


                                              /s/ S. Howard Norton, III
                                              ----------------------------------
                                                    S. Howard Norton, III


                                              /s/ John W. Norton
                                              ----------------------------------
                                                       John W. Norton

                                     ANNEX A


                                 SHERMAN NORTON
                                  HAROLD NORTON
                                 JOHN W. NORTON
                               NORTON FAMILY TRUST

                                     ANNEX B



       JOHN NORTON        114,000 NORTON SHARES        =>    converts into 30,000
                                                                  UTI shares

      HAROLD NORTON       114,000 NORTON SHARES        =>    converts into 30,000
                                                                  UTI shares


                          3 Year vesting, 1/3, 1/3, 1/3


Exercise price equals greater of (A) $2.63 per share or (B) closing price for a share of NDS Common Stock on date of grant.